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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

         CPC of America, Inc. has the following subsidiaries:


                            CPCA 2000, Inc., a Nevada corporation
                            HeartMed, Inc., a Nevada corporation
                            Med Enclosure, LLC, a Nevada limited partnership Med Close Corp, a Nevada corporation